UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2016

INTELIQUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 2, 2016, Inteliquent, Inc., a Delaware corporation (the “Company”), Onvoy, LLC, a Minnesota limited liability company (“Onvoy”), and Onvoy Igloo Merger Sub, Inc., a Delaware corporation (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Onvoy.

At the effective time of the Merger (the “Effective Time”), on the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of common stock, par value $0.001 per share (the “Common Stock”), of the Company outstanding immediately prior to the Effective Time, other than any Excluded Shares and Dissenting Shares (each as defined in the Merger Agreement), will be converted automatically into the right to receive $23.00 per share in cash, without interest (the “Merger Consideration”).

Outstanding Company equity awards immediately prior to the consummation of the Merger will generally be subject to the following treatment:

•	each outstanding Company option will fully vest and be cancelled in exchange for the right to receive an amount in cash equal to the product of the number of shares of Common Stock subject to such option, multiplied by the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock for such option, less any withholding taxes;

•	each outstanding Company restricted stock award will fully vest, and each such restricted stock award will be cancelled in exchange for the right to receive the Merger Consideration (less any withholding taxes) for each share of Common Stock subject to such award; and

•	outstanding Company performance share units will fully vest (calculating the number of shares of Common Stock based upon Total Shareholder Return through and including the Closing (as defined in the Merger Agreement), including payments of the aggregate Merger Consideration and with such shares being prorated for the number of days from the commencement of the Performance Period (as defined in the applicable grant agreement) through and including the Closing Date (as defined in the Merger Agreement) compared to the total number of days in the Performance Period), and each such performance share unit will be cancelled in exchange for the right to receive the Merger Consideration (less any withholding taxes) for each share of Common Stock subject to such award.

The board of directors of the Company (the “Company Board”) unanimously approved the Merger Agreement and the transactions contemplated therein, including the Merger.

Under the Merger Agreement, consummation of the Merger is subject to the satisfaction or waiver of certain customary closing conditions, including, among others: (i) the approval of holders of a majority of the Company’s issued and outstanding shares of Common Stock; (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iii) no court or other Governmental Authority (as defined in the Merger Agreement) shall have enacted, issued, promulgated, enforced or entered any order or law that is and continues to be in effect and that prohibits the consummation of the Merger or makes the consummation of the Merger illegal; (iv) consents of the Federal Communications Commission and applicable state public utility commissions have shall been obtained; and (v) the absence of a “material adverse effect” with respect to the Company. The Merger is not subject to a financing condition.

The Merger Agreement includes customary representations, warranties and covenants of the Company, Onvoy and Merger Sub. Among other things, the Company has agreed to use reasonable best efforts to conduct the business of the Company and its subsidiaries in the ordinary course of business consistent with past practice and maintain and preserve intact its business organization and to preserve the good will of its material customers, suppliers, agents, employees and other persons with whom the Company or any of its subsidiaries has material business relationships until the earlier of the Effective Time or the termination of the Merger Agreement.

The Merger Agreement provides that, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (Chicago time) on December 2, 2016 (the “Go-Shop Period End Date”), the Company and its representatives may (i) solicit, initiate and knowingly facilitate or encourage (including by way of furnishing non-public information or providing access to the businesses, properties, books, records or personnel of the Company and its subsidiaries, in each case, pursuant to confidentiality agreements) any inquiries regarding, or the making of any proposal or offer that could constitute an Alternative Proposal (as defined in the Merger Agreement); provided, that the Company shall promptly provide or make available to Onvoy any written material non-public information concerning the Company or any of its subsidiaries that is provided or made available to any person and that was not previously provided or made available to Onvoy; and (ii) continue, enter into and maintain discussions or negotiations with respect to Alternative Proposals or other proposals that could lead to Alternative Proposals, or otherwise cooperate with or assist or participate in, or facilitate any such discussions or negotiations. Beginning on the Go-Shop Period End Date, the Company will become subject to customary “no shop” restrictions prohibiting the Company, its subsidiaries, and its and their respective representatives from, among other things, soliciting alternative acquisition proposals from third parties or providing information to or participating in discussions or negotiations with third parties regarding alternative acquisition proposals. However, until 11:59 p.m. (Chicago time) on December 13, 2016, the Company may continue to engage in the foregoing activities with any third party that made an alternative acquisition proposal prior to the Go-Shop Period End Date that the Company Board has determined in good faith, after consultation with its legal counsel and financial advisors, is or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement).

Prior to obtaining approval of the Merger Agreement from holders of a majority of the Company’s issued and outstanding shares of Common Stock (the “Requisite Stockholder Approval”), in the event that the Company Board determines in good faith, based on the information then available and after consultation with its outside legal counsel and financial advisor, that in response to a Superior Proposal, it would be inconsistent with its fiduciary duties under applicable law to fail to effect a Company Adverse Recommendation Change (as defined in the Merger Agreement), the Company Board may effect a Company Adverse Recommendation Change and, if it so chooses, terminate the Merger Agreement to enter into a definitive written contract with respect to such Superior Proposal by providing three (3) Business Days (as defined in the Merger Agreement) written notice (such notice, a “Superior Proposal Notice”) to Onvoy. In the event that Onvoy does not deliver to the Company prior to 5:00 p.m. (Chicago time) on the date that is three (3) Business Days following the date of the Superior Proposal Notice a proposal (a “Parent Superior Proposal”) that permits the Company Board to determine that the Alternative Proposal would no longer constitute a Superior Proposal, the Company Board may effect a Company Adverse Recommendation Change and terminate the Merger Agreement. The Company does not intend to disclose any developments with respect to this process unless and until the Company Board makes a decision regarding a potential Superior Proposal. There can be no assurances that this process will result in any Superior Proposal or Alternative Proposal.

In addition, prior to obtaining the Requisite Stockholder Approval, in the event that the Company Board determines in good faith, following consultation with its outside legal counsel and financial advisor that, in light of an Intervening Event (as defined in the Merger Agreement), it would be inconsistent with its fiduciary duties under applicable law to fail to effect a Company Adverse Recommendation Change, the Company Board may effect a Company Adverse Recommendation Change with respect to such Intervening Event by providing three (3) Business Days written notice (such notice, an “Intervening Event Notice”) to Onvoy. In the event that Onvoy does not deliver to the Company prior to 5:00 p.m. (Chicago time) on the date that is three (3) Business Days following the date of the Intervening Event Notice a Parent Superior Proposal that permits the Company Board to determine that the Intervening Event would no longer constitute an Intervening Event, the Company Board may effect a Company Adverse Recommendation Change.

The Merger Agreement contains certain provisions giving each of Onvoy and the Company the right to terminate the Merger Agreement under certain circumstances. Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, the Company may be required to pay Onvoy a termination fee, the amount of which, if and when payable, would be either $16 million or $26 million, depending on the circumstances under which the Merger Agreement is terminated. Upon termination of the Merger Agreement, under specified circumstances and on the terms and subject to the conditions set forth therein, Onvoy may be required to pay the Company a termination fee, the amount of which, if and when payable, would be $50 million. The Sponsors (as defined in the Merger Agreement) have provided a limited guarantee in favor of the Company guaranteeing the payment of Onvoy’s termination fee if such amount becomes payable under the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions and agreements contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and the terms of which are incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Merger Sub, Onvoy or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Onvoy or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01. Other Events.

On November 2, 2016, the Company issued a press release announcing that it has entered into the Merger Agreement and providing certain information regarding the Merger. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of November 2, 2016, among Onvoy, LLC, Onvoy Igloo Merger Sub, Inc. and Inteliquent, Inc.

99.1	Press release issued November 2, 2016.

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits and schedules upon request.

Important Information and Where to Find It

In connection with the proposed transaction contemplated by the Merger Agreement, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s stockholders a definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE DEFINITIVE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and

stockholders may obtain a free copy of documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and stockholders may obtain a free copy of the Company’s filings with the SEC at the Company’s website at http://ir.inteliquent.com/sec.cfm or by directing a written request to: Inteliquent, Inc., 550 West Adams Street, Suite 900, Chicago, Illinois 60661, Attn: Investor Relations.

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information about directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2016 annual meeting of stockholders, as filed with the SEC on Schedule 14A on April 8, 2016. Additional information regarding these individuals and other persons who may be deemed to be participants in the solicitation of proxies, as well as any direct or indirect interests they may have in the proposed transaction, will be included in the definitive proxy statement with respect to the proposed transaction that the Company will file with the SEC and furnish to the Company’s stockholders.

Forward Looking Statements

Statements herein regarding the proposed transaction contemplated by the Merger Agreement, future financial and operating results, benefits and synergies of the transaction, future opportunities for the companies and any other statements about future expectations and the intent of any parties about future actions constitute “forward-looking statements” as defined in the federal securities laws. Forward-looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions. Such statements are based upon current beliefs, expectations and assumptions and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: (1) conditions to the closing of the transaction may not be satisfied; (2) the transaction may involve unexpected costs, liabilities or delays; (3) the business of the Company may suffer as a result of uncertainty surrounding the transaction; (4) the outcome of any legal proceedings related to the transaction; (5) the Company may be adversely affected by other economic, business, and/or competitive factors; (6) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (7) the ability to recognize benefits of the transaction; (8) risks that the transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. If the transaction is consummated, stockholders unaffiliated with the proposed transaction will cease to have any equity interest in the Company and will have no right to participate in its earnings and future growth. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with statements that are included herein and in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2015, which are available on the SEC’s website at http://www.sec.gov. The Company believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, Onvoy or the Sponsors or persons acting on any of their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company, Onvoy and the Sponsors hereby disclaim any obligation to update or revise forward-looking statements as a result of developments occurring after the date hereof unless required by law. Past financial or operating performance are not necessarily reliable indicators of future performance and you should not use our historical performance to anticipate results or future period trends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIQUENT, INC.

/s/ Richard L. Monto
Date: November 2, 2016	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of November 2, 2016, among Onvoy, LLC, Onvoy Igloo Merger Sub, Inc. and Inteliquent, Inc.

99.1	Press release issued November 2, 2016.

*	Certain exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, and the Company agrees to furnish supplementally to the Commission a copy of any omitted exhibits and schedules upon request.